Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Names Nike, Inc. CFO Matthew Friend to

Board of Directors

CHICAGO, Dec. 6, 2021 – United Airlines Holdings, Inc. (UAL) announced today that Matthew Friend will join its Board of Directors. Friend, currently Executive Vice President and Chief Financial Officer of Nike, Inc., brings more than two decades of corporate finance and strategy experience to the airline’s Board.

“As we emerge from the pandemic as a leader in the industry and stand ready to accelerate our business, United will benefit greatly from Matt’s deep financial acumen and stewardship of one of the leading consumer brands on the planet,” said United CEO Scott Kirby. “Plus, his years of global corporate experience will help inform our effort to continue to be a force for good across the country and around the world.”

“Any time we bring on a new board member, we’re focused on adding experienced leaders with skill sets and unique perspectives that will benefit United,” said Ted Philip, Chairman of the Board of Directors. “As the world reopens and travel demand continues to surge back, the United Board will benefit from Matt’s extensive global finance, strategy and business planning skills to help guide the airline as it charts a successful future.”

“United has shown real leadership over the past 18 months and has worked to redefine itself in the eyes of its employees, customers and the communities it serves,” said Friend. “The airline is determined to capitalize on this momentum, and I’m thrilled to join the board at this exciting time in its history.”

Friend was named EVP and CFO of Nike, Inc. in March 2020. Since then, he has helped steer Nike through a significant business transformation. Previously, Friend held the roles of CFO for Nike Operating Segments and VP of Investor Relations. He has also served as CFO of Nike Brand, Global Brands & Functions, Emerging Markets, and as VP of Corporate Strategy and Development. Friend is a member of Nike’s Executive Leadership Team and the senior management representative to the Audit & Finance Committee of the Nike, Inc. Board of Directors.

Friend began his career in investment banking with Morgan Stanley and Goldman Sachs.

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United Next

United is more focused than ever on its commitment to customers and employees. In addition to today’s announcement, United has recently:

•

Launched an ambitious plan to transform the United customer experience by adding and upgrading hundreds of aircraft as well as investing in features like larger overhead bins, seatback entertainment in every seat and the industry’s fastest available Wi-Fi.

•	Announced a goal to create 25,000 unionized jobs by 2026 that includes careers as pilots, flight attendants, agents, technicians, and dispatchers.

•	Announced that United will train at least 5,000 pilots by 2030 through the United Aviate Academy, with the plan of at least half being women and people of color.

•	Required all U.S. employees to receive a COVID-19 vaccination.

•	Became the first airline to offer customers the ability to check their destination’s travel requirements, schedule COVID-19 tests and more on its mobile app and website.

•

Invested in emerging technologies that are designed to decarbonize air travel, like an agreement to work with urban air mobility company Archer, an investment in aircraft startup Heart Aerospace and a purchase agreement with Boom Supersonic.

•	Committed to going 100% green by reducing our greenhouse gas emissions by 100% by 2050, without relying on traditional carbon offsets.

•	Eliminated change fees for all economy and premium cabin tickets for travel within the U.S.

About United

United’s shared purpose is “Connecting People. Uniting the World.” In 2019, United and United Express® carriers operated more than 1.7 million flights carrying more than 162 million customers. United has the most comprehensive route network among North American carriers, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. For more about how to join the United team, please visit united.com/careers and more information about the company is at united.com. United Airlines Holdings, Inc. is traded on the Nasdaq under the symbol “UAL”.